QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

Goldman, Sachs & Co. -- 85 Broad Street -- New York, New York 10004 Tel: 212-902-1000 -- Fax: 212-902-3000

September 30, 2008

Special Committee of the Board of Directors and
Board of Directors
CastlePoint Holdings, Ltd.
120 Broadway
New York, NY 10271-1699

Re:
Registration Statement on Form S-4 of Tower Group, Inc. filed September 30, 2008

Gentlemen:

Reference is made to our opinion letter, dated August 4, 2008, with respect to the fairness from a financial point of view to the holders (other than Tower Group, Inc. ("Tower") or any wholly owned subsidiary of Tower) of the outstanding shares of common stock, par value $0.01 per share, of CastlePoint Holdings, Ltd. (the "Company"), of the Consideration (as defined in the opinion letter), taken in the aggregate, to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 4, 2008, by and among Tower, Ocean I Corporation, a wholly owned subsidiary of Tower, and the Company.

The foregoing opinion letter was provided to the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Questions and Answers about the Merger", "Summary—Tower's and CastlePoint's Reasons for the Merger—CastlePoint's Reasons for the Merger", "Summary—Tower's and CastlePoint's Reasons for the Merger—Opinion of the Financial Advisor of the CastlePoint Special Committee", "Risk Factors—Risk Factors Relating to the Merger—The respective financial advisors to the Tower special committee and the CastlePoint special committee reviewed and relied on, among other things, certain projected financial forecasts provided by the managements of Tower and CastlePoint and a failure of the combined company to achieve those results could have a material adverse effect on Tower's business, financial condition and operating results, as well as the market price of its common stock, following the merger", "Special Factors—Background of the Merger—Tower's Acquisition of CastlePoint", "Special Factors—Position of Tower Schedule 13e-3 Filing Persons as to the Fairness of the Merger", "Special Factors—CastlePoint's Reasons for, and Effects and Fairness of, the Merger—CastlePoint Special Committee", "Special Factors—CastlePoint's Reasons for, and Effects and Fairness of, the Merger—CastlePoint Board of Directors", "Special Factors—Opinion of the Financial Advisor of the CastlePoint Special Committee" and "Description of the Merger Agreement—Merger Consideration" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)

QuickLinks

  Exhibit 99.4